[LETTERHEAD OF BDO SEIDMAN, LLP]


May 22, 1998


Securities and Exchange Commission
450 - 5th Street, N.W.
Washington, D.C. 20549


Dear Sirs:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on May 20, 1998, to be filed by our former client, Intellicell Corp. We agree with the statements made in response to that item in paragraphs one, two and three, insofar as they relate to our firm.


Yours very truly

/s/ BDO SEIDMAN, LLP
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